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                                                                      EXHIBIT 21



                           SUBSIDIARIES OF VALLICORP


(i)    ValliWide Bank, a California-chartered bank.

(ii) Commerce Securities Corporation, a California Corporation, a subsidiary of ValliWide Bank (i) above.

(iii) California Valley Securities Corporation, a California Corporation, a subsidiary of ValliWide Bank (i) above.

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